Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-16837, on Form S-8 No. 333-56089, on Form S-3 No. 333-87063, on Form S-3 No. 333-15407, on Form S-3 No. 333-62855, and on Form S-3 No. 333-87219 of AvalonBay Communities, Inc. and in the related Prospectuses of our report dated January 21, 2003 (except as to the last paragraph of Note 1, Note 7 and Note 9, for which the date is June 26, 2003), with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

McLean, Virginia
July 23, 2003